Exhibit 99.1

FOR FURTHER INFORMATION

N E W S B U L L E T I N	RE:
FROM:

15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

FOR IMMEDIATE RELEASE

March 24, 2005

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES PRELIMINARY THIRD

QUARTER FISCAL 2005 RESULTS

HIGHLIGHTS:

•	Delayed third quarter 10-Q filing due to on-going lease accounting review. Anticipated restatement of prior year financials, with current year-to-date impact to net income not expected to exceed $0.03 per diluted share.

•	Revenue growth of 4.9 percent over prior year, or $5.2 million for the third quarter.

•	Third quarter same store sales growth, calculated in local currencies, was 6.8 percent at KFC, 6.5 percent at Sizzler Australia (company and franchise units), 1.2 percent at Sizzler USA (company and franchise units), and 11.0 percent at Pat & Oscar’s.

•	Net income for the quarter, before pending lease accounting adjustments, was $3.9 million, or $0.14 per diluted share, up $4.6 million or $0.18 per diluted share from the same period a year ago.

•	Successful opening of the first Sizzler in Beijing.

•	Continued progress on strategic study and review of options to maximize shareholder value.

•	Gains of approximately $3.2 million from the domestic Sizzler sale lease back transaction and Pat & Oscar’s insurance proceeds.

SHERMAN OAKS, Calif. — March 24, 2005 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported preliminary financial results for the third quarter ended February 6, 2005.

The Company reported revenues of $110.3 million for the third quarter of fiscal 2005, an increase of 4.9 percent over the $105.2 million reported in the third quarter of the prior year. Preliminary net income before any lease accounting adjustment for the third quarter of fiscal 2005 was $3.9 million, or

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

$0.14 per diluted share, compared to a net loss of $0.7 million, or $0.04 per diluted share, in the same period a year ago. Strengthening sales at Pat & Oscar’s and Sizzler USA, continued strong sales growth at Sizzler Australia and KFC, insurance proceeds related to the food-borne illness event at Pat & Oscar’s, and gains on Sizzler USA sale-leaseback transactions, all contributed to the overall earnings results. A 4.3 percent increase in the Australian dollar exchange rate compared to last year contributed $3.0 million to 2005 third-quarter revenues and $0.2 million to net income. Total revenues at Sizzler USA declined $4.2 million from last year’s quarter due to having fourteen fewer company operated restaurants, which is the result of the plan to exit the New York market and focus on core California restaurant operations. Sizzler USA revenue declines were partially offset by royalty revenues from an additional eight franchise locations.

Revenue and Cost Trends

The Company’s 4.9 percent increase in revenues in the third quarter reflected an aggregate 4.4 percent increase in same store sales across all brands. Same store sales growth of 6.8 percent at KFC and 7.1 percent at Sizzler Australia (company-owned only), as well as an increase of 1.0 percent for Sizzler USA company owned units and 11.0 percent for Pat & Oscar’s, all contributed to the overall growth.

Pat & Oscar’s sales increased $2.5 million over the third quarter of last fiscal year, and same store sales comparisons benefited from annualizing over the food-borne illness incident that occurred in the last week of the second quarter of fiscal 2004. Additionally, Pat & Oscar’s had one more location open during this period than in the same period last year. During the third quarter of this year, the division benefited from approximately $1.5 million in insurance proceeds related to the food borne illness event of last year.

Sizzler system-wide same store sales were up 1.2 percent in the third quarter of fiscal 2005 compared to the same period of last year. Additionally, margin improvements and the net gains from the sale- leaseback transactions of approximately $1.6 million, all contributed to the division’s earnings performance.

The Company’s provision for income tax this quarter, which primarily relates to income from our Australian operations, was 35.0 percent of consolidated pre-tax income.

Minority interest expense for the third quarter of 2005 includes 19.1 percent of the international division’s net income attributed to the ownership by local management.

Delayed Third Quarter 10-Q Filing and Lease Accounting Issue

On March 21, 2005, the Company announced that it would delay its third quarter fiscal year 2005 earnings release and 10-Q filing due to its on-going lease accounting review. The Company, with its independent auditors and in consultation with its audit committee, continues to thoroughly assess its lease accounting and amortization practices, in light of the recent restatements made by many other restaurant and retail companies under various items of authoritative accounting literature. The Company currently anticipates that it will need to restate its prior year financial statements. Accordingly, management and the Audit Committee determined that the Company’s previously issued consolidated financial statements, including for the years ending April 30, 2002, 2003, and 2004, and previously filed current year financial statements, should no longer be relied upon. Further, the Company believes that the year to date impact to current year net income will be no more than $0.03 per diluted share.

Worldwide Restaurant Concepts, Inc.

Strategic Study and Operational Initiatives

The Company continues to successfully execute against its growth strategies, as evidenced by the preliminary results this quarter. “I am pleased that we continue to see improvement in our domestic divisions and strong performance in our international group, and am optimistic about the on-going performance of all our brands,” said Chuck Boppell, Chief Executive Officer of Worldwide Restaurant Concepts.

During the third quarter Pat & Oscar’s exited its Downtown San Diego, California location. The division is still expected to open two new restaurants by the summer of 2005 and another three to five by the end of fiscal 2006. All the new locations are expected to be in Southern California.

Also during the third quarter the Company announced the opening of the first Sizzler in Beijing, China. The opening was in conjunction with the joint venture agreement with the Minor Food Group Pcl, a subsidiary of Royal Garden Resorts Pcl, to develop franchise opportunities for Sizzler restaurants in China.

In addition to operational and growth initiatives, the Company continues to focus on increasing shareholder value through other strategic options. In September 2004, the Company announced the hiring of Houlihan Lokey Howard & Zukin, an investment-banking firm, to review different strategies to optimize shareholder value. The firm is continuing to work with all divisions in assessing the opportunities available to them as well as with the Company as a whole. The project is progressing on schedule.

As mentioned earlier in this release, and detailed on a Form 8-K in February 2005, the Company entered into a sale lease back transaction on seven domestic Sizzler properties that allowed it to unlock a substantial amount of value. The transaction generated approximately $16.1 million in proceeds, which allowed the Company to retire approximately $6.9 million in debt. The rest of the monies will be used for brand development and other corporate purposes.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call Thursday, March 24th at 11:00 a.m. EST to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.fulldisclosure.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.fulldislcosure.com, will be available shortly after the call ends.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 309 Sizzler® restaurants worldwide, 112 KFC®restaurants located primarily in Queensland, Australia, and 22 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: improving revenues and earnings; that Pat & Oscar’s sales trends will continue to improve; the opening of one or two new Pat & Oscar’s restaurants by the summer of 2005 and another three to five new restaurants by April 30, 2006; on-going expansion in China; and the impact of the Company’s on-going lease accounting review.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the impact of the Company’s on-going lease accounting review. (c) the ability to design marketing and product initiatives resulting in same store sales growth; (d) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (e) Pat & Oscar’s ability to improve dine-in and catering sales through the implementation of marketing and operational programs; (f) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to open the proposed number of new locations; (g) the Company’s ability to identify new and existing franchisees or third parties to purchase New York area restaurants; (h) economic conditions, both generally and as they affect the restaurant industry in particular; and (i) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIXTEEN WEEKS ENDED FEBRUARY 6, 2005 AND FEBRUARY 1, 2004

(Unaudited)

(In thousands, except per share data)

	February 6, 2005	February 1, 2004
Revenues
Restaurant sales	$107,518	$102,591
Franchise revenues	2,813	2,570

Total revenues	110,331	105,161

Costs and Expenses
Cost of sales	37,146	36,083
Labor and related expenses	28,732	28,420
Other operating expenses	26,233	26,705
Depreciation and amortization	3,831	3,493
General and administrative expenses	9,546	8,678
Gain on sale-leaseback and legal settlement	(3,161)	—

Total operating costs	102,327	103,379

Operating income	8,004	1,782

Interest expense	791	1,060
Investment income	251	162

Income before income taxes and minority interest	7,464	884
Provision for income taxes	2,616	1,654
Minority interest expense (benefit)	900	(83)

Net income	$3,948	$(687)

Basic earnings per share	$0.14	$(0.03)

Diluted earnings per share	$0.14	$(0.04)

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FORTY WEEKS ENDED FEBRUARY 6, 2005 AND FEBRUARY 1, 2004

(Unaudited)

(In thousands, except per share data)

	February 6, 2005	February 1, 2004
Revenues
Restaurant sales	$264,511	$252,662
Franchise revenues	7,188	6,661

Total revenues	271,699	259,323

Costs and Expenses
Cost of sales	90,864	87,162
Labor and related expenses	71,350	69,523
Other operating expenses	65,452	64,517
Depreciation and amortization	9,446	8,617
General and administrative expenses	23,529	20,849
Gain on sale-leaseback and legal settlement	(3,161)	—

Total operating costs	257,480	250,668

Operating income	14,219	8,655

Interest expense	2,154	2,311
Investment income	492	423

Income before income taxes and minority interest	12,557	6,767
Provision for income taxes	5,276	3,704
Minority interest expense (benefit)	1,877	(121)

Net income	$5,404	$3,184

Basic earnings per share	$0.20	$0.12

Diluted earnings per share	$0.19	$0.08

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	February 6, 2005	April 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$28,182	$24,755
Restricted cash	6,072	5,131
Receivables, net of an allowance of $465 at February 6, 2005 and $641 at April 30, 2004	2,834	2,042
Inventories	5,928	4,807
Deferred income taxes	3,169	3,169
Prepaid expenses and other current assets	2,547	2,718
Assets related to restaurants held for sale	2,838	5,417

Total current assets	51,570	48,039

Property and equipment, net	69,117	74,232

Long-term notes receivable, net (including $200 related party receivables at February 6, 2005 and $200 at April 30, 2004)	1,698	912

Deferred income taxes	10,543	10,690

Goodwill, net	23,647	23,647

Intangible assets, net of accumulated amortization of $1,269 at February 6, 2005 and $1,068 at April 30, 2004	2,037	2,090

Other assets	966	1,127

Total assets	$159,578	$160,737

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value)

	February 6, 2005	April 30, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,847	$7,125
Accounts payable	13,594	12,396
Other current liabilities	22,191	21,255
Income taxes payable	5,919	6,135

Total current liabilities	48,551	46,911

Long-term debt, net of current portion	7,462	29,217
Deferred gains and revenues	15,577	8,738
Pension liability	13,566	14,031

Total liabilities	85,156	98,897

Minority interest	26,667	14
Stockholders’ Equity:
Capital stock -
Preferred, authorized 1,000 shares, $5 par value; no shares issued and outstanding	—	—
Common, authorized 50,000 shares, $0.01 par value; issued and outstanding 29,661 and 27,661 shares and 29,438 and 27,438 shares at February 6, 2005 and April 30, 2004, respectively	297	294
Additional paid-in capital	260,505	280,442
Accumulated deficit	(195,829)	(201,233)
Treasury stock, 2,000 shares at February 6, 2005 and at April 30, 2004, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(13,083)	(13,542)

Total stockholders’ equity	47,755	61,826

Total liabilities and stockholders’ equity	$159,578	$160,737